Exhibit 10.30

LEWIS C. PELL

June 21, 2013

Vision-Sciences, Inc.

40 Ramland Road

Orangeburg, New York 10962

Re:	Maintenance of Liquidity.

Ladies and Gentlemen:

The undersigned (the “Lender”) is a shareholder of, and a lender to, Vision-Sciences, Inc. (together with its subsidiaries, the “Company”).

1.	Maintenance of Liquidity

From and after the date hereof and until the Release Date (as defined below) if the Company will have insufficient liquidity to meet any material payment or performance obligations arising in the ordinary course of business (the “Obligations”) as they become due, then the Company will promptly notify the Lender of the shortfall. The Lender will thereafter take such actions as may be necessary to cause the Company to satisfy such Obligations as they become due, by providing additional liquidity (in addition to existing amounts that may be available on the date hereof) in the form of an additional loan, share purchase or financing transaction, on such terms as the Company and Lender may determine, up to a maximum aggregate amount of $5,000,000 (the “Maximum Amount”).

2.	Not a Guarantee

This Agreement is not, and nothing herein contained and nothing done by the Lender pursuant hereto shall be deemed to constitute, a direct or indirect guarantee by the Lender of the payment or performance of any Obligations or any other obligation, indebtedness or liability of any kind or character whatsoever of the Company.

3.	Modification and Termination

This Agreement may be modified or amended only by the written agreement of the Lender and the Company.

This Agreement and the obligations of the Lender hereunder shall automatically terminate upon the earlier to occur of (a) the consummation of a share sale or other financial transaction with net proceeds to the Company in excess of the Maximum Amount, or (b) July 1, 2014 (the “Release Date”).

4.	General

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regards to its conflicts of laws principles. No failure to exercise nor any delay in exercising any right hereunder shall operate as a waiver thereof nor shall any exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto. This Agreement shall be binding upon and inure to the benefit of the Lender and the Company and their respective successors and assigns. This Letter may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

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Sincerely,

Lewis C. Pell

Accepted and Agreed

Vision-Sciences, Inc.

By: ___________________________

Name:      Howard Zauberman

Title:     President and Chief Executive Officer